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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Hydrogenics Corporation (the "Company") will commence at 10:00 a.m. on Friday, May 30, 2003 (Toronto time) in Room CC3 at the offices of Osler, Hoskin & Harcourt LLP, 63rd Floor, 1 First Canadian Place, Toronto, Ontario, Canada.

The meeting will have the following purposes:

1. to receive the financial statements of the Company for the year ended December 31, 2002, together with the report of the auditors on those statements;

2. to elect Wesley Twiss, James Sardo and Pierre Rivard as directors of the Company to hold office until the annual meeting of shareholders of the Company to be held in 2006;

3. to elect Frank Colvin as a director of the Company to hold office until the next annual meeting of the shareholders of the Company;

4. to amend the Company's stock option plan by increasing the aggregate number of common shares available under the plan from 4,641,000 shares to 8,141,000 shares;

5. to reappoint PricewaterhouseCoopers LLP as auditors of the Company and authorize the Audit Committee of the Board of Directors to fix their remuneration; and

6. to transact such other business as may properly be brought before the meeting or any continuation of the meeting following an adjournment.

The number of votes that may be cast at the meeting by shareholders, as of April 15, 2003, is 53,219,279.

The accompanying proxy circular provides additional information relating to the matters to be dealt with at the meeting and forms part of this notice.

Shareholders who cannot attend the meeting in person may vote by proxy. Instructions on how to complete and return the proxy are provided with the proxy form and are described in the proxy circular. To be valid, proxies must be received by (i) CIBC Mellon Trust Company at 200 Queen's Quay East, Unit 6, Toronto, Ontario, M5A 4K9, or by facsimile at (416) 368-2502; or (ii) the Secretary of the Company at the Company's head office, 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8, in each case no later than 5:00 p.m. (Toronto time) on the last business day preceding the meeting or any continuation of the meeting following an adjournment.

By the order of the Board of Directors,

/s/ Jonathan Lundy

Jonathan I. Lundy

Vice President, General Counsel
and Corporate Secretary

Toronto, April 30, 2003

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